Exhibit 99.1

17-01 Pollitt Drive Fair Lawn, NJ 07410 Main 201-794-6500 Fax 201-794-8341 www.hbe-inc.com

Henry Bros. Electronics Announces Record Backlog of Approximately $50 Million
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FAIR LAWN, N.J., July 14, 2010 — Henry Bros. Electronics, Inc. (NASDAQ: HBE), a turnkey provider of technology-based integrated electronic security solutions, today announced a record backlog of approximately $50 million at June 30, 2010 and booked orders during the second quarter ended June 30, 2010 in excess of $34 million (representing a 110% increase over booked orders reported in the second quarter of 2009).

All regions except Colorado showed an increase in bookings over the prior year. A significant amount of the increase relates to the public sector transportation vertical market. These new booked orders have driven the backlog at June 30, 2010 to a record level.

Jim Henry, CEO of Henry Bros., said, "Outside of our quarterly results, we typically do not release financial information  intra-quarter; however, we felt the increase in our backlog and bookings are important metrics to communicate to the market as we enter the second half of 2010. We have also seen an increased dollar volume in proposals being written in the 2010 second quarter as compared with the first quarter this year. Although the market continues to be very price competitive, the increased bookings and resulting backlog make us optimistic about the remainder of the year as well as 2011, and supports the fact that we are back in the strong growth mode that we envisioned when we announced our 2010 guidance of $60 million-$65 million in revenues with operating margins of 4% - 5% for 2010.".

About Henry Bros. Electronics, Inc.
Henry Bros. Electronics (NASDAQ: HBE) provides technology-based integrated electronic security systems, services and emergency preparedness consultation to commercial enterprises and government agencies.  The Company has offices in Arizona, California, Colorado, Maryland, New Jersey, New York, Texas and Virginia.

For more information, visit http://www.hbe-inc.com.

Safe Harbor Statement: Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. In particular, there can be no assurance that the Company will achieve revenues of $60 million to $65 million or an operating profit in 2010. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained under the heading of risk factors listed in the Company's filings with the U.S. Securities and Exchange Commission. Henry Bros. Electronics Inc. does not assume any obligation to update the forward-looking information.

Investor Contacts:
Todd Fromer	Jim Henry, Vice-Chairman & Chief Executive Officer
KCSA Strategic Communications	Henry Bros. Electronics, Inc.
212-896-1215	201-794-6500
tfromer@kcsa.com	jhenry@hbe-inc.com